                                           Prospectus Supplement No. 2
                                           Filed Pursuant to 424(b)(3) and (c)
                                           Registration Statement No. 333-15169




                 PROSPECTUS SUPPLEMENT NO. 2 DATED MAY 6, 1997
                      TO PROSPECTUS DATED DECEMBER 18, 1996

                                 METRICOM, INC.

                                   $45,000,000
                   8% Convertible Subordinated Notes Due 2003
                                       and
             Shares of Common Stock Issuable Upon Conversion Thereof

         This Prospectus Supplement should be read in conjunction with the Prospectus dated December 18, 1996, as supplemented by Prospectus Supplement dated January 2, 1997 (the "Prospectus"). The table on pages 28 and 29 of the Prospectus setting forth information concerning the Selling Securityholders and the Prospectus Supplement dated January 2, 1997 are superseded by the following table:

                             SELLING SECURITYHOLDERS

         The following table sets forth the names of the Selling
Securityholders, the number of shares of Common Stock beneficially owned by each of them as of April 30, 1997 and the principal amount of Notes and number of Conversion Shares that may be offered pursuant to this Prospectus. This information is based upon information provided by U.S. Trust Company of California, N.A., trustee under the Indenture, and by or on behalf of the Selling Securityholders. The Selling Securityholders may offer all, some or none of their Notes or Conversion Shares.

                                                            SHARES OF COMMON STOCK
                                                           BENEFICIALLY OWNED PRIOR                NOTES OR CONVERSION
                                                              TO OFFERING(1)(3)                   SHARES BEING OFFERED
                                                       -----------------------------          ----------------------------
                                                                                                                 NUMBER OF
                                                                                              PRINCIPAL         CONVERSION
NAME                                                      NUMBER           PERCENT(2)          AMOUNT          SHARES(3)(4)
----                                                      ------           ----------          ------          ------------
Commonwealth Life Insurance Camden
         Nonenhanced...............................        68,728**                  *          $1,000,000            68,728
Global Bermuda Limited Partnership.................       185,567**                 1%           2,700,000           185,567
Joseph J. Ritchie..................................      418,312(5)                 3%           2,900,000           199,312
August J. Pelizzi, Jr..............................         6,872**                  *             100,000             6,872
Marcia Diamond, Trustee, The Marcia
         Diamond Trust of 1995.....................        7,872(6)                  *             100,000             6,872
Laterman Strategies 90's LP........................        21,374**                  *             311,000            21,374
Laterman & Company.................................        14,707**                  *             214,000            14,707
Offshore Strategies Ltd............................        36,082**                  *             525,000            36,082
Lindner Growth Fund................................    1,861,464(7)                12%           7,500,000           515,463
Lindner Dividend Fund..............................    1,716,427(7)                11%          15,000,000         1,030,927
Father Schmidt Foundation for Youth................         6,872**                  *             100,000             6,872
Lautze & Lautze Accountancy Corp...................         6,872**                  *             100,000             6,872
RCB Boise General Investment.......................         6,872**                  *             100,000             6,872
Santa Clara Missions Cemetery......................        10,309**                  *             150,000            10,309
St. Mary's Pooled Endowment........................        17,182**                  *             250,000            17,182
RCASF High School Teachers Pension.................        13,745**                  *             200,000            13,745
Pabst Brewing Co...................................        41,237**                  *             600,000            41,237
SCU Schmidt Foundation.............................        13,745**                  *             200,000            13,745
San Felipe Del Rio Foundation......................         6,872**                  *             100,000             6,872
Lynch Loofbourrow et al Pension....................        13,745**                  *             200,000            13,745
McLean Trust.......................................        13,745**                  *             200,000            13,745
Salesian Society--General..........................         6,872**                  *             100,000             6,872
St. Patrick's Seminary--Brd Dir End................        13,745**                  *             200,000            13,745
TCW Galileo Convertible Securities Fund............        14,089**                  *             205,000            14,089
TCW Convertible Strategy Fund......................        39,175**                  *             570,000            39,175
TCW Convertible Value Fund.........................        47,422**                  *             690,000            47,422
TCW Convertible Value Securities Fund..............       130,927**                 1%           1,905,000           130,927
Cincinnati Bell Telephone Convertible Value Fund...        25,085**                  *             365,000            25,085
Southern New England Telephone.....................         6,872**                  *             100,000             6,872
Dow Chemical Retirement Plan.......................        17,182**                  *             250,000            17,182



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
                                                            SHARES OF COMMON STOCK
                                                           BENEFICIALLY OWNED PRIOR                NOTES OR CONVERSION
                                                              TO OFFERING(1)(3)                   SHARES BEING OFFERED
                                                       -----------------------------          ----------------------------
                                                                                                                 NUMBER OF
                                                                                              PRINCIPAL         CONVERSION
NAME                                                      NUMBER           PERCENT(2)          AMOUNT          SHARES(3)(4)
----                                                      ------           ----------          ------          ------------
Ohio Carpenters' Pension Trust.....................         6,872**                  *             100,000             6,872
Philip Morris Master Trust.........................        34,364**                  *             500,000            34,364
State Retirement and Pension Plan of Maryland......        51,546**                  *             750,000            51,546
Bechtel Trust & Thrift Plan........................         6,872**                  *             100,000             6,872
North Pole Capital Investments Limited.............        34,364**                  *             500,000            34,364
KA Trading L.P.....................................        74,674**                  *           1,086,510            74,674
KA Management Limited..............................        14,672**                  *             213,490            14,672
Smith Barney Inc...................................        68,728**                  *           1,000,000            68,728


----------
*        Less than one percent.

**       Represents Conversion Shares.

(1) Beneficial ownership is determined in accordance with the Rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Based on 13,600,713 shares of Common Stock outstanding on April 30, 1997 and assuming 3,092,783 Conversion Shares.

(3) Assumes a conversion price of $14.55 per share and a cash payment in lieu of any fractional interest.

(4) Assuming the conversion of all the Notes and the sale by the Selling Securityholders of all of the Conversion Shares, (a) none of the Selling Securityholders will beneficially own shares of Common Stock following the offering except shares of Common Stock other than Conversion Shares set forth in notes 5, 6 and 7 below, and (b) none of the Selling Securityholders will beneficially own more than one percent of the 16,693,496 shares of Common Stock outstanding (based on the number of shares outstanding on April 30, 1997 and 3,092,783 Conversion Shares) except Joseph J. Ritchie (1%), Lindner Growth Fund (8%) and Lindner Dividend Fund (4%).

(5)     Includes 219,000 shares of the Company's Common Stock held by Mr.
        Ritchie.

(6) Includes 1,000 shares of the Company's Common Stock held by Marcia Diamond, Trustee, The Marcia Diamond Trust of 1995.

(7) Based on a Schedule 13D filed with the SEC on December 27, 1996 a total of 4,112,891 shares are held by entities affiliated with Ryback Management Corporation, which according to a Schedule 13G Amendment filed with the SEC on August 28, 1996 includes 1,861,464 shares (of which 515,463 are Conversion Shares) held by Lindner Growth Fund, 1,716,427 shares (of which 1,030,927 are Conversion Shares) held by Lindner Dividend Fund. Ryback Management Corporation has sole voting and dispositive power over all of such 4,112,891 shares. Ryback Management Corporation disclaims beneficial ownership of the shares in which it has no pecuniary interest.

         Other than as set forth in the table, none of the Selling Securityholders listed above had any material relationship with the Company other than as a result of ownership of the Notes or Common Stock, within the three-year period ending on the date of this Prospectus. Additional Selling Securityholders or other information concerning Selling Securityholders may be set forth in Supplements to this Prospectus from time to time. Up to $45,000,000 aggregate principal amount of Notes may be offered hereby.

         Because the Selling Securityholders may offer all or some of the Notes that they hold and/or Conversion Shares pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Notes or Conversion Shares by the Selling Securityholders, no estimate can be given as to the principal amount of Notes or Conversion Shares that will be held by the Selling Securityholders after completion of this offering.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT NO. 2 IS MAY 6, 1997



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